UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2011

JMP Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33448

Delaware	20-1450327
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

(Address of principal executive offices, including zip code)

415-835-8900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry in to a Material Definitive Agreement

JMP Group Inc. (the “Company”) previously disclosed that its wholly owned subsidiary, JMP Group LLC (“JMP Group LLC”), entered into a Credit Agreement, dated as of August 3, 2006, by and between JMP Group LLC and City National Bank (the “Lender”) (as amended, the “Credit Agreement”).

As of August 24, 2011, the Company entered into Amendment Number Six to Credit Agreement (the “Sixth Amendment”) attached hereto as Exhibit 10.20.3 whereby, among other things, (i) the Credit Agreement was amended to include a minimum fixed charge coverage ratio and permit additional investments, and (ii) the Lender has agreed to provide, subject to certain limitations contained therein, (a) a term loan in an aggregate principal amount of $21,840,425 (the “Initial Term Loan”), which represents the outstanding principal balances of the pre-existing term loan and revolving loans under the Credit Agreement, and (b) a revolving line of credit of up to an aggregate principal amount of $30 million at the existing interest rate through August 24, 2013. Payments on the Initial Term Loan will be made in accordance with the existing payment schedule and all remaining principal and interest will be due and payable on August 24, 2013. Any revolving loans outstanding on August 24, 2013 shall convert to a single term loan (the “Term Loan”). Principal payments on such Term Loan are due quarterly commencing November 1, 2013 with a final payment of all the remaining outstanding principal and interest on August 24, 2017. The Company anticipates that the proceeds may be used as follows: (i) to fund certain investments, including but not limited to a commitment to Harvest Capital Credit LLC as described below in Item 7.01 hereof, (ii) to repurchase Company stock and for other permitted investments, and/or (iii) for other general working capital purposes.

The Credit Agreement contains financial and other covenants, including, but not limited to, limitations on debt, liens and investments, as well as the maintenance of certain financial covenants. A violation of any one of these covenants could result in a default under the facility, which would permit the bank to terminate our loan and require the immediate repayment of any outstanding principal and interest or the conversion of amounts outstanding to a term loan in accordance with the provisions of the Credit Agreement.

This summary of the Sixth Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Sixth Amendment, filed as Exhibit 10.20.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information required by Item 2.03 relating to the Sixth Amendment is contained in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

The Company issued the attached press release announcing the formation of Harvest Capital Credit LLC, a specialty finance company created to focus on middle market credit opportunities, to which Harvest Capital Strategies, a subsidiary of the Company, is making an equity commitment of $10 million and JMP Group LLC intends to provide debt financing of up to $30 million pursuant a loan agreement and in accordance with the Sixth Amendment described above.

The information contained in Item 7.01 of Form 8-K, including Exhibit 99.1, is furnished to the Securities and Exchange Commission (the “Commission”), but shall not be deemed “filed” with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company, dated August 25, 2011.

10.20.3	Amendment Number Six to Credit Agreement, dated as of August 24, 2011.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP INC.

Date: August 25, 2011	By:	/s/ Raymond Jackson
Raymond Jackson
Chief Financial Officer